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                                                                       Exhibit 9

April 30, 2003

Division of Investment Management
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:   A.G. Separate Account A ("Registrant")
      AIG Annuity Insurance Company
      Post-Effective Amendment on Form N-4
      File Nos.: 033-86464 and 811-08862
      (ElitePlus Bonus Fixed and Variable Annuity)

Dear Madam/Sir:

Referring to this Registration Statement filed on behalf of the Registrant and AIG Annuity Life Insurance Company ("AIG Annuity"), and having examined and being familiar with the Articles of Incorporation and By-Laws of AIG Annuity, the applicable resolutions relating to the A.G. Separate Account A and other pertinent records and documents, I am of the opinion that:

1) AIG Annuity is a duly organized and existing stock life insurance company under the laws of the State of Texas;

2) A.G. Separate Account A is a duly organized and existing separate account of AIG Annuity;

3) the annuity contracts being registered by this Registration Statement will, upon sale thereof, be legally issued, fully paid and nonassessable, and, to the extent that they are construed to constitute debt securities, will be binding obligations of AIG Annuity, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement on Form N-4 of the A.G. Separate Account A.

Sincerely,


/s/ Kurt Bernlohr
Kurt Bernlohr
Vice President and Secretary